EXHIBIT 99.1

WeTrade Group Inc. Announces Strategic Cooperation with MobiLab Medical Innovatives Inc., globally launching an unparalleled and one-of-a-kind Monkeypox Virus testing kits with combined insurance coverage products

BEIJING, Aug. 16, 2022 /PRNewswire/ -- WeTrade Group Inc. (“WeTrade” or the “Company”) (NASDAQ: WETG), an emerging growth company engaged in the business of providing software-as-a-services (SAAS) and cloud intelligent systems for micro-businesses, today announced the Company has entered into a strategic cooperation exclusive service agreement (the “Agreement”) on August 15, 2022 with MobiLab Medical Innovatives (“MobiLab”) to launch a globally unparalleled and one-of-a-kind Monkeypox Virus testing kits with combined insurance coverage products with world-leading insurance companies. MobiLab is in the business of providing smart solutions for individuals and companies of all sizes self-screening tests covering a wide range of majoy diseases, infections, viruses. With MobiLab CEO Andrew Tang’s expertise and experience acquired from his more than 20 years career spearheading innovations in over 20 countries in the industry of insurance underwriting and health management, MobiLab has designed two unique insurance coverage products for the Monkeypox testing kits:

1)

Infectious disease insurance including losses caused by infectious diseases, covering certain percentage of the hospitalization and inpatient expense in the event of an insured diagnosed with Monkeypox;

2)	Emergency care for hospitalization or critical illness covering Monkeypox hospitalization expense.

Pursuant to the Agreement, MobiLab agreed to exclusively conduct in-depth introduction and coordination for WeTrade with several world leading insurance companies in the US, Europe and Asia, and help kicks off designing and structuring of unprecedented insurance products specially covering Monkeypox Virus patients that are tested positive with test kits distributed by WeTrade. MobiLab is committed to helping WeTrade expand into medical area where the cooperation with insurers will not only have a tremendous positive impact on WeTrade’s Monkeypox products, but also WeTrade’s other products on its own platform.

Wetrade and MobiLab are committed to saving lives and creating a healthier world, providing smart solutions for individuals and companies of all sizes and priding themselves on their unparalleled, dedicated service, including self-screening tests covering a wide range of major diseases, infections, viruses, and beyond. The cooperation between WeTrade and MobiLab will bridge the gap between symptoms and solutions. The cooperation will actively expand as they undergo the FDA approval process for a myriad of new at home tests.

Mr. Pijun Liu, Chief Executive Officer of the Company, commented, “After claiming our world-wide pioneer position in Monkeypox disease by securing exclusive global sales channel and a $50 million order recently, we are enthusiastic to work with MobiLab, thanks to its groundbreaking business in self-screening tests and its strong capability to help us connect with world-leading major insurance companies for Monkeypox testing kits with combined Insurance coverage products, which further consummates our spearheading position in Monkeypox testing and treatment. We expect the one-of-a-kind insurance coverage offered by Monkeypox testing kit products will bring us over US$100 million in revenue, given the considerable size of the potential market.”

About WeTrade Group Inc.

WeTrade Group Inc. is a technical service provider of SAAS and Cloud Intelligent System for micro-businesses, and a pioneer in offering internationalized system in the global micro-business cloud intelligence field and a leader, innovator and promoter of the world’s cloud intelligent system for micro-businesses. WeTrade Group independently developed the cloud intelligent system for micro-businesses (Abbreviation: YCloud). YCloud strengthens users’ marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps improve the payment scenarios to increase customers’ revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system. As of today, YCloud’s business has successfully landed in mainland China and Hong Kong, covering the micro business industry, tourism industry, hospitality industry, livestreaming and short video industry, aesthetic medical industry and traditional retail industry. For more information, please visit https://ir.wetg.group.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.